Free Writing Prospectus

Dated July 15, 2025

Filed Pursuant to Rule 433(d)

Registration No. 333-283219

Registration No. 333-283219-04

CarMax Auto Owner Trust (CARMX) 2025-3

Jt-Leads: BofA (str), MUFG, Scotia, TD

Co-Mgrs: CIBC, MIZ, RBC, Truist

CLS	AMT($MM)*	WAL	S/F	P.WIN	E.FIN	L.FIN	BENCH		YIELD	PRICE	CPN
A-1	287.170	0.27	A-1+/F1+	1-7	2/26	7/26	I-CRV	+13	4.474	100.00000	4.474
A-2a	385.133	1.11	AAA/AAA	7-21	4/27	8/28	I-CRV	+37	4.464	99.99686	4.42
A-2b	120.000	1.11	AAA/AAA	7-21	4/27	8/28	SOFR30A	+37		100.00000
A-3	505.133	2.67	AAA/AAA	21-46	5/29	7/30	I-CRV	+46	4.398	99.97945	4.35
A-4	92.800	3.89	AAA/AAA	46-47	6/29	1/31	I-CRV	+54	4.522	99.96462	4.47
B	30.606	3.89	AA/AA	47-47	6/29	3/31	I-CRV	+75	4.732	99.97878	4.68
C	14.579	3.89	A+/A	47-47	6/29	4/31	I-CRV	+95	4.932	99.99282	4.88
D	14.579	3.89	A-/BBB	47-47	6/29	5/32	I-CRV	+130	5.282	99.98331	5.22

Bill & Deliver : BofA	Offered Size : $1.45bln
Expected Ratings: S&P, Fitch	BBG Ticker : CARMX 2025-3
ERISA Eligible : Yes	Format : Public/SEC Registered
Expected Settle : 7/23/25	First Pay : 8/15/25
Min Denoms : $5k x $1k RR	Compliance: US – Yes, EU – No
CUSIPs A-1 : 14290F AA4	Pricing Speed: 1.3% ABS to 10% Clean-Up Call
A-2a : 14290F AB2

A-2b : 14290F AC0

A-3 : 14290F AD8

A-4 : 14290F AE6

B : 14290F AF3

C : 14290F AG1

D : 14290F AH9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.